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                                                                     EXHIBIT 5.1

             [LETTERHEAD OF BALLARD SPAHR ANDREWS & INGERSOLL, LLP]

                                  May 27, 2004

LTC Properties, Inc.
Suite 350
22917 Pacific Coast Highway
Malibu, California  90265

      Re: LTC Properties, Inc., a Maryland corporation (the "Company") - Registration Statement on Form S-3 pertaining to Eight Hundred Sixty-Five Thousand Three Hundred Eighty-Seven (865,387) shares (the "Shares") of Common Stock of the Company, par value one cent ($.01) per share ("Common Stock")

Ladies and Gentlemen:

            We have acted as Maryland corporate counsel to the Company in connection with the registration of the Shares under the Securities Act of 1933, as amended (the "Act"), pursuant to a registration statement on Form S-3 filed or to be filed with the Securities and Exchange Commission (the "Commission") on or about May 28, 2004, and any amendment thereto, if any are to be filed with the Commission subsequent to the date hereof (the "Registration Statement"). You have requested our opinion with respect to the matters set forth below.

            In our capacity as Maryland corporate counsel to the Company and for the purposes of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the "Documents"):

            i. the corporate charter of the Company (the "Charter") represented by Articles of Incorporation filed with the State Department of Assessments and Taxation of Maryland (the "Department") on May 12, 1992, Articles of Amendment and Restatement filed with the Department on August 3, 1992, Articles Supplementary filed with the Department on March 7, 1997, Articles of Amendment filed with the Department on June 26, 1997, Articles Supplementary filed with the Department on December 17, 1997, Articles Supplementary filed with the Department on September 2, 1998, Articles Supplementary filed with the Department on May 11, 2000, Articles Supplementary filed with the Department on June 24, 2003, Articles Supplementary filed with the Department on September 16, 2003, Articles Supplementary filed with the Department on February 19, 2004 and two (2) Articles Supplementary filed with the Department on April 1, 2004;

            ii. the Bylaws of the Company as adopted on May 15, 1992, ratified on or as of May 19, 1992, and amended on or as of October 17, 1995, September 1, 1998, May 2, 2000 and August 28, 2003, and
                  in full force and effect on the date hereof (the "Bylaws");

            iii. the minutes of the organizational action of the Board of Directors of the Company, dated as of May 19, 1992 (the "Organizational Minutes");

            iv. resolutions adopted by the Board of Directors of the Company on May 18, 2004 (the "Directors' Resolutions");

            v.    the Registration Statement;

            vi. Agreement of Limited Partnership of LTC Partners I, L.P. ("LTC Partners I") and Exchange Rights Agreement dated June 30, 1995;

            vii. Amended and Restated Agreement of Limited Partnership of LTC Partners II, L.P. ("LTC Partners II") and Exchange Rights Agreement dated May 1, 1996;

            viii. Amended and Restated Agreement of Limited Partnership of LTC
                  Partners III, L.P. ("LTC Partners III") and Exchange Rights Agreement dated January 30, 1996;

            ix. Amended and Restated Agreement of Limited Partnership of LTC Partners IV, L.P. ("LTC Partners IV") and Exchange Rights Agreement dated January 30, 1996;

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            x.    Amended and Restated Agreement of Limited Partnership of LTC
                  Partners V, L.P. dated January 1, 1999 and Amendment No. 1 to Exchange Rights Agreement dated January 30, 1998 and Exchange Rights Agreement dated June 14, 1996;

            xi. Amended and Restated Agreement of Limited Partnership of LTC Partners VI, L.P. ("LTC Partners VI") and Exchange Rights Agreement dated June 14, 1996;

            xii. Amended and Restated Agreement of Limited Partnership of LTC Partners VII, L.P. dated January 1, 1999 and Amendment No. 1 to Exchange Rights Agreement dated January 30, 1998 and Exchange Rights Agreement dated June 14, 1996;

            xiii. Amended and Restated Agreement of Limited Partnership of LTC
                  Partners IX, L.P. and Exchange Rights Agreement dated February 11, 1998;

            xiv. Notice of Exercise of Exchange Rights, dated January 9, 2004, from the Estate of Harvey J. Angell (the "Estate"), whereby the executor of the Estate tendered to the Company 40,036 units of limited partnership interest in LTC Partners I; Notice of Exercise of Exchange Rights, dated January 9, 2004, from the Estate, whereby the executor of the Estate tendered to the Company 79,752 units of limited partnership interest in LTC Partners II; Notice of Exercise of Exchange Rights, dated January 9, 2004, from the Estate, whereby the executor of the Estate tendered to the Company 14,055 units of limited partnership interest in LTC Partners III; Notice of Exercise of Exchange Rights, dated January 9, 2004, from the Estate, whereby the executor of the Estate tendered to the Company 15,752 units of limited partnership interest in LTC Partners IV; Notice of Exercise of Exchange Rights, dated January 9, 2004, from the Estate, whereby the executor of the Estate tendered to the Company 18,770 units of limited partnership interest in LTC Partners VI, in exchange for cash or the issuance by the Company of 168,365 shares of Common Stock in the aggregate (the "HA Shares") at the election of the Company;

            xv. a status certificate of the Department, dated May 24, 2004, to the effect that the Company is duly incorporated and existing under the laws of the State of Maryland and is duly authorized to transact business in the State of Maryland;

            xvi. a certificate of Andre C. Dimitriadis, Chairman of the Board of Directors, President and Wendy L. Simpson, Vice Chairman of the Board of Directors and Chief Financial Officer of the Company, dated as of a recent date (the "Officers' Certificate"), to the effect that, among other things, the Charter, the Bylaws, the Organizational Minutes and the Directors' Resolutions are true, correct and complete, have not been rescinded or modified and are in full force and effect on the date of the Officers' Certificate and certifying as to the issuance of the HA Shares and the receipt of the consideration therefore; and

            xvii. such other documents and matters as we have deemed necessary and appropriate to render the opinions set forth in this letter, subject to the limitations, assumptions, and qualifications noted below.

            In reaching the opinions set forth below, we have assumed the following:

              a) each person executing any of the Documents on behalf of any party (other than the Company) is duly authorized to do so;

              b) each natural person executing any of the Documents is legally competent to do so;

              c) any of the Documents submitted to us as originals are authentic; the form and content of any Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such documents as executed and delivered; any of the Documents submitted to us as certified, facsimile or photostatic copies conform to the original document; all signatures on all of the Documents are genuine; all public records reviewed or relied upon by us or on our behalf are true and complete; all statements and information contained in the Documents are true and complete; there has been no modification of, or amendment to, any of the Documents, and there has been no waiver of any provision of any of the Documents by action or omission of the parties or otherwise;

              d) upon each issuance of any of the Shares (other than the HA Shares), the total number of shares of Common Stock of the Company issued and outstanding, after giving effect to such issuance of

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                  such Shares, will not exceed the total number of shares of
                  Common Stock that the Company is authorized to issue under its Charter;

              e) none of the HA Shares were, and none of the other Shares (the "Unissued Shares") will be, issued or transferred in violation of the provisions of Article Ninth of the Charter of the Company captioned "Limitations on Ownership"; and

              f) the issuance and delivery of the HA Shares did not, and the issuance and delivery of the Unissued Shares will not, constitute a Business Combination with an Interested Stockholder or an Affiliate thereof (all as defined in Subtitle 6 of Title 3 of the Maryland General Corporation Law (the "MGCL")).

            Based on our review of the foregoing and subject to the assumptions and qualifications set forth herein, it is our opinion that, as of the date of this letter:

              1. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Maryland.

              2. The Unissued Shares are available for issuance as authorized but unissued shares of Common Stock and when such Unissued Shares are authorized for issuance by proper resolutions adopted by the Board of Directors of the Company (the "Additional Directors' Resolutions"), and issued and delivered by the Company in exchange for the consideration therefor as provided in, and in accordance with, the Additional Directors' Resolutions, such Unissued Shares will be validly issued, fully paid and non-assessable.

              3. The issuance of the HA Shares has been authorized, approved, ratified and confirmed by all necessary corporate action on the part of the Company and the HA Shares have been issued and delivered in exchange for the consideration therefore and are validly issued, fully paid and non-assessable.

            The foregoing opinion is limited to the laws of the State of Maryland, and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.

            This opinion letter is issued as of the date hereof and is necessarily limited to laws now in effect and facts and circumstances presently existing and brought to our attention. We assume no obligation to supplement this opinion letter if any applicable laws change after the date hereof, or if we become aware of any facts or circumstances that now exist or that occur or arise in the future and may change the opinions expressed herein after the date hereof.

            We consent to your filing this opinion as an exhibit to the Registration Statement and further consent to the filing of this opinion as an exhibit to the applications to securities commissioners for the various states of the United States for registration of the Shares. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.

                                       Very truly yours,

                            /s/ Ballard Spahr Andrews & Ingersoll, LLP

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